EXHIBIT 10.1
AMENDMENT NO. 1 TO CREDIT AGREEMENT
AND JOINDER AGREEMENT
     This Amendment No. 1 to Credit Agreement and Joinder Agreement (this “Amendment”) dated as of August 31, 2006, is made by and among TREEHOUSE FOODS, INC., a Delaware corporation (the “Borrower”), BAY VALLEY FOODS, LLC, a Delaware limited liability company (the “Guarantor”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement described below) (in such capacity, the “Administrative Agent”), each of the existing Lenders under such Credit Agreement (collectively, the “Existing Lenders”), and each of the Persons becoming Lenders by the execution of this Amendment (the “Joining Lenders”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Administrative Agent, Bank of America, as Swing Line Lender and L/C Issuer and the Existing Lenders have entered into that certain Credit Agreement dated as of June 27, 2005 (the “Credit Agreement”; capitalized terms used in this Amendment not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Existing Lenders have made available to the Borrower a revolving credit facility with letter of credit and swing line subfacilities; and
     WHEREAS, the Guarantor has entered into the Guaranty pursuant to which it has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and
     WHEREAS, the Borrower has advised the Administrative Agent and the Existing Lenders that it desires to amend certain provisions of the Credit Agreement to, among other things, (i) amend the Applicable Rate, (ii) extend the Maturity Date, and (iii) add an additional $100,000,000 in the aggregate of Commitments (each, an “Incremental Commitment”) from certain of the Existing Lenders and the Joining Lenders, in each case as more particularly set forth below, and the Administrative Agent, the Existing Lenders and the Joining Lenders are willing to effect such amendment and to provide the Incremental Commitments on the terms and conditions contained in this Amendment;
     NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1.      Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:
(a)	The existing definition of “Applicable Rate” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:
     “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate

			Eurodollar
			Rate +
Pricing	Consolidated		Letter of
Level	Leverage Ratio	Facility Fee	Credit Fee

1	Less than or equal to 1.50 to 1.00	0.080%	0.295%
2	Less than or equal to 2.00 to 1.00 but greater than 1.50 to 1.00	0.100%	0.350%
3	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	0.125%	0.425%
4	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	0.150%	0.500%
5	Less than or equal to 3.50 to 1.00 but greater than 3.00 to 1.00	0.175%	0.575%
6	Greater than 3.50 to 1.00	0.225%	0.900%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 6 shall apply from the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date that is the first Business Day immediately after the date such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) shall be determined based upon the Consolidated Leverage Ratio as calculated in the certificate delivered pursuant to Section 4.02(a)(vi).

(b)	The existing definition of “Consolidated EBIT” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:
     “Consolidated EBIT” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (without duplication): (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) non-

recurring expenses or losses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period; provided, that Consolidated EBIT shall be decreased by the amount of any cash expenditures in such period related to non-cash expenses or losses added back to Consolidated EBIT during any prior period, and (iv) any non-cash stock-based compensation expenses of the Borrower and its Subsidiaries reducing Consolidated Net Income for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all extraordinary, unusual or nonrecurring gains increasing Consolidated Net Income for such period.
(c)	The existing definition of “Maturity Date” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:
     “Maturity Date” means August 31, 2011.
(d)	The following definitions are added to Section 1.01 in the appropriate alphabetical locations therein:
     “Incremental Commitments” means, collectively, (a) any increase in the Commitments of the Lenders that were party to the Credit Agreement prior to the effectiveness of the Amendment No. 1 to Credit Agreement and Joinder Agreement dated as of August 31, 2006 (the “First Amendment”), and (b) any Commitments of Lenders that became party to the Credit Agreement pursuant to the First Amendment.
     “Senior Notes” means the Borrower’s senior notes due 2013 to be issued on or about September 12, 2006, in an aggregate principal amount of $100,000,000.
     “Trigger Quarter” has the meaning specified in Section 7.12(b).
(e)	Section 2.14(a) is hereby amended by adding the parenthetical, “(exclusive of the Incremental Commitments)” in the fourth line thereof immediately after “$100,000,000”.

(f)	Clause (a) of Section 7.03 is deleted in its entirety and the following is inserted in lieu thereof:
(a)      (i) Indebtedness under the Loan Documents or, with respect to any Loan Party, under any Related Credit Arrangement, and (ii) to the extent a Subsidiary is also a Guarantor, Indebtedness of such Subsidiary under Guarantees of the Senior Notes and Guarantees of other unsecured Indebtedness of the Borrower;
(g)	Section 7.12(b) is deleted in its entirety and the following is inserted in lieu thereof:

     (b)      Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50 to 1.00; provided that if, at the end of any fiscal quarter, the Consolidated Leverage Ratio is greater than 3.50 to 1.00 and the Borrower has entered into a Permitted Acquisition within such fiscal quarter (a fiscal quarter in which such conditions are satisfied, a “Trigger Quarter”), then the Consolidated Leverage Ratio may be greater than 3.50 to 1.00 but shall not exceed 4.00 to 1.00 for such Trigger Quarter and the next succeeding three fiscal quarters; provided, further, that, following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless and until the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 as of the end of any fiscal quarter following the occurrence of such initial Trigger Quarter.
(h)	The existing Schedule 2.01 is deleted it in its entirety and Schedule 2.01 attached hereto is inserted in lieu thereof.
     2.      Joinder of the Joining Lenders; Funding of Loans with Incremental Commitments.
     (a)      By its execution of this Amendment, each Joining Lender hereby confirms and agrees that, on and after the date this Amendment becomes effective (the “Amendment Effective Date”), it shall be and become a party to the Credit Agreement as a Lender, and shall have all of the rights and be obligated to perform all of the obligations of a Lender thereunder with the Commitment applicable to such Lender identified on Schedule 2.01 attached hereto. Each Joining Lender further (i) acknowledges that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Amendment; and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the L/C Issuer, any other Lender or, other than reliance on the representations and warranties set forth herein, in the other Loan Documents and the deliveries hereunder and thereunder, the Borrower or the Guarantor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement and the other Loan Documents. On and after the date this Amendment becomes effective, all references to the “Lenders” in the Credit Agreement shall be deemed to include the Joining Lenders.
     (b)      On the Amendment Effective Date, (i) each Existing Lender that is increasing its Commitment and each Joining Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other relevant Lenders, as being required in order to cause, after giving effect to such increase and joinder and the application of such amounts to make payments to such other relevant Existing Lenders, the outstanding Committed Loans (and risk participations in outstanding Swing Line Loans and Letter of Credit Exposure) to be held ratably by all Lenders in accordance with their respective Applicable Percentages (as revised by this Amendment), (ii) the Borrower shall be deemed to have prepaid and reborrowed the outstanding Committed Loans as of the Amendment Effective Date to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Amendment and the joinder of the Joining Lenders, and (iii) the Borrower shall pay to the relevant Existing Lenders the amounts, if any, required pursuant to Section 3.05 of the Credit Agreement as a result of such prepayment.
     3.      Effectiveness; Conditions Precedent. The effectiveness of this Amendment and the amendments to the Credit Agreement herein provided are subject to the satisfaction of the following conditions precedent:
     (a)      the Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:
     (i)      counterparts of this Amendment, duly executed by the Borrower, the Administrative Agent, the Guarantor, each of the Existing Lenders and each of the Joining Lenders (which Existing Lenders and Joining Lenders are listed on Schedule 2.01 attached hereto);
     (ii)      evidence of the existence, good standing, authority and capacity of the Borrower to execute, deliver and perform its obligations under the Credit Agreement as amended hereby, including, (x) a true and complete copy of resolutions approving the amendments contemplated hereby, and (y) a certification that the certificate of incorporation and by-laws of the Borrower have not been amended or otherwise modified since the effective date of the Credit Agreement or, in the alternative, attaching true and complete copies of all amendments and modifications thereto; and
     (iii)      such other documents, instruments, opinions, certifications, undertakings, further assurances and other matters as the Administrative Agent, the L/C Issuer or any Lender shall reasonably request;
     (b)      the Borrower shall have paid the fees in the amounts and at the times specified in the letter agreement, dated as of July 27, 2006, among the Borrower, the Administrative Agent and BAS (the “Amendment Fee Letter”); and
     (c)      unless waived by the Administrative Agent, all fees and expenses payable to the Administrative Agent and the Lenders (including the fees and expenses of counsel to the Administrative Agent to the extent invoiced prior to the date hereof) estimated to date shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

     4.      Consent of the Guarantor. The Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms and ratifies in all respects the Guaranty (including without limitation the continuation of the Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment and the amendments contemplated hereby) and the enforceability of the Guaranty against the Guarantor in accordance with its terms.
     5.      Representations and Warranties. In order to induce the Administrative Agent, the Existing Lenders and the Joining Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent, the Existing Lenders and the Joining Lenders as follows:
     (a)      Before and after giving effect to this Amendment, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, and (B) no Default exists.
     (b)      Since the date of the most recent financial reports of the Borrower delivered pursuant to Section 6.01(a) of the Credit Agreement, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect;
     (c)      The Guarantor is the only Person that is required to be a party to the Guaranty pursuant to the terms of the Credit Agreement; and
     (d)      This Amendment has been duly authorized, executed and delivered by the Borrower and the Guarantor and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.
     6.      Entire Agreement. This Amendment, together with the Amendment Fee Letter and the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

     7.      Full Force and Effect of Agreement. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.
     8.      Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as a manually executed counterpart of this Amendment.
     9.      Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Sections 10.14 and 10.15 of the Credit Agreement.
     10.      Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.
     11.      References. All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.
     12.      Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Guarantor, the Lenders and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.
[Signature pages follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.
TREEHOUSE FOODS, INC.:
By: /s/ Dennis F. Riordan
Name: Dennis F. Riordan
Title: Senior Vice President and Chief Financial Officer
GUARANTOR:
BAY VALLEY FOODS, LLC
By: /s/ Thomas E. O’Neill
Name: Thomas E. O’Neill
Title: Senior Vice President

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A., as Administrative Agent
By: /s/ Joan Mok
Name: Joan Mok
Title: Vice President
EXISTING LENDERS:
BANK OF AMERICA, N.A., as a Lender, L/C
Issuer and Swing Line Lender
By: /s/ David L. Catherall
Name: David L. Catherall
Title: Vice President
JPMORGAN CHASE BANK, N.A.
By: /s/ Jason A. Rastovski
Name: Jason A. Rastovski
Title: Vice President
SUNTRUST BANK
By: /s/ Hugh Brown
Name: Hugh Brown
Title: Director
WACHOVIA BANK, NATIONAL ASSOCIATION
By: /s/ Jorge A. Gonzalez
Name: Jorge A. Gonzalez
Title: Managing Director

COÖPERATIEVE CENTRALE RAIFFEISEN-
BOERENLEENBANK B.A., “RABOBANK
NEDERLAND”, NEW YORK BRANCH
By: /s/ Timothy Devane
Name: Timothy Devane
Title: Executive Director
By: /s/ Brett Delfino
Name: Brett Delfino
Title: Executive Director
LASALLE BANK NATIONAL ASSOCIATION
By: /s/ Rosalie C. Hawley
Name: Rosalie C. Hawley
Title: First Vice President
FARM CREDIT SERVICES OF AMERICA, PCA
By: /s/ Curt Brown
Name: Curt Brown
Title: Vice-President
AGFIRST FARM CREDIT BANK
By: /s/ Steven J. O’Shea
Name: Steven J. O’Shea
Title: Vice President
COBANK, ACB
By: /s/ Porter Little
Name: Porter Little
Title: Vice President

U.S. AGBANK, FCB
By: /s/ Patrick Zeka
Name: Patrick Zeka
Title: Vice President
NORTHWEST FARM CREDIT SERVICES, PCA
By: /s/ Jim D. Allen
Name: Jim D. Allen
Title: Senior Vice President
FARM CREDIT BANK OF TEXAS
By: /s/ Eric J. Paul
Name: Eric J. Paul
Title: Vice President
THE NORTHERN TRUST COMPANY
By: /s/ Morgan A. Lyons
Name: Morgan A. Lyons
Title: Vice President
HARRIS N.A.
By: /s/ Curtis Flammini
Name: Curtis Flammini
Title: Vice President

JOINING LENDERS:
1ST FARM CREDIT SERVICES, PCA
By: /s/ Dale A. Richardson
Name: Dale A. Richardson
Title: Vice President, Illinois Capital Markets
FARM CREDIT SERVICES OF MINNESOTA
VALLEY, PCA dba FCS COMMERCIAL
FINANCE GROUP
By: /s/ Daniel J. Best
Name: Daniel J. Best
Title: Commercial Loan Officer